Exhibit 10.59

AVINGER, INC.

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) is entered into as of                    (the “Effective Date”) by and between Avinger, Inc. (the “Company”), and the undersigned employee of the Company.

1.    Retention Bonus Payment.  The Company will pay you a retention award in an amount equal to 100% of the amount of your annual salary in effect on December 31, 2023; 50% of the retention award will be paid within five business days of December 31, 2023 if you continue to be employed by the Company on the date of such payment, and 50% will be paid within five business days of December 31, 2024 if you continue to be employed by the Company on December 31, 2024 on the date of such payment (each, a “Retention Bonus Payment”). Any Retention Bonus Payment may be paid in cash or equity of the Company, or a combination of both, in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Company. Any equity of the Company issued in satisfaction of all or a portion of any Retention Bonus Payment will be issued under, and subject to the terms of, the Company’s Amended and Restated 2015 Equity Incentive Plan.

2.    Adjustment of Retention Bonus Payment. Each Retention Bonus Payment shall be increased in the event that the most recent closing price of the common stock of the Company is greater than $3.00 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of such Retention Bonus Payment, according to the schedule below:

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If the most recent closing price is between $60.00 and $79.99 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 25%;

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If the most recent closing price is between $80.00 and $99.99 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 50%; and

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If the most recent closing price is $100.00 or above (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 100%.

3.    Acceleration of Retention Bonus Payment.

a.

In the event of a Change in Control, any unpaid Retention Bonus Payment shall become immediately payable, subject to adjustment as set forth in Section 2; provided, however, that you must be continue to be employed by the Company immediately prior to such Change in Control.

b.	For purposes of this Agreement, a “Change in Control” means:

i.

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

ii.

the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

iii.	the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

iv.

the date that a majority of members of the Board of Directors (the “Board”) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (iv), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change of Control.

Further, notwithstanding the foregoing provisions, the following shall not constitute a Change of Control:

x.	any bona fide equity financing for capital raising purposes;

y.	any merger or acquisition done exclusively to effect a change of domicile of the Company; and

z.	any transfer of assets by the Company to a new company for tax planning purposes.

4.    Termination of Employment.  In order to be eligible to receive a Retention Bonus Payment, you must continue to be employed by the Company at the time such Retention Bonus Payment becomes payable. If, prior to the payment of any Retention Bonus Payment, your employment is terminated for any reason, any unpaid Retention Bonus Payment will be forfeited and you will have no further rights to any unpaid Retention Bonus Payment.

5.    Withholding.  The Company may deduct and withhold from any amount payable under this Agreement all applicable U.S. federal, state and local taxes and non-U.S. taxes required to be withheld pursuant to any applicable law or regulation. If any amount payable is satisfied, in whole or in part, using equity of the Company, the Board of Directors or Compensation Committee of the Company may authorize the Company to satisfy any tax withholding obligations by reducing the number of shares or other form of equity otherwise deliverable to you.

6.    Assignment. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you, and any assignment in violation of this Agreement shall be void.

7.    Amendment/Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8.    Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.  Notwithstanding anything herein to the contrary, you shall be entitled to the Retention Bonus Payment in addition to any payments or benefits to which you may also be entitled under any change of control agreement and any other bonus or other incentive arrangement previously entered into between you and the Company.

9.    Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without giving effect to its conflicts of laws provisions).

10.    Section 409A Compliance.  It is intended that the provisions of this Agreement are exempt from Section 409A of the Internal Revenue Code (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. .

11.    Headings.  Headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

12.    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

AVINGER, INC.

By:	Date:

Title:

EMPLOYEE:

Date:

[SIGNATURE PAGE TO AVINGER, INC. RETENTION BONUS AGREEMENT]